EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST
DECLARES OCTOBER CASH DISTRIBUTION

Dallas, Texas, October 20, 2009 – U.S. Trust, Bank of America Private Wealth Management, as Trustee of the Hugoton Royalty Trust (NYSE – HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.096543 per unit, payable on November 16, 2009, to unitholders of record on October 30, 2009. The following table shows underlying gas sales and average prices attributable to the net overriding royalty payments made by XTO Energy Inc. (XTO Energy) to the Trust for both the current month and prior month distributions.  Underlying gas sales volumes attributable to the current month distribution were primarily produced in August.

	Underlying Gas Sales
	Volumes (Mcf) (a)		Average Gas
	Total	Daily	Price per Mcf

Current Month Distribution	2,228,000	72,000	$3.41

Prior Month Distribution	2,171,000	70,000	$3.30
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(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the trustee that two wells are currently being drilled on the underlying properties and that it has deducted budgeted development costs of $500,000, production expense of $1,678,000 and overhead of $908,000 in determining the royalty payment to the Trust for the current month.

Other

XTO Energy has advised the trustee that lower gas prices due to reduced demand as a result of the U.S. recession and excess supply caused costs to exceed revenues on properties underlying the Kansas net profits interests.  These excess costs did not reduce net proceeds from the remaining conveyances.  XTO Energy advised the trustee that even with the recent increase in gas prices, it will take several months to fully recover the excess costs.

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

Effective October 5, 2009, American Stock Transfer & Trust Company (AST) became the new transfer agent and registrar for Hugoton Royalty Trust.  Unitholders with registered ownership accounts can contact AST with questions relating to transfers of ownership and instruction, a change of address, direct deposit of distribution checks, and any other account related questions at the dedicated toll free number 1-866-737-9819.

For more information on the Trust, please visit our web site at www.hugotontrust.com.

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Contacts:	Nancy G. Willis Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee (Toll Free) 877-228-5083	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy Inc. 817-870-2800

Statements made in this press release, including those related to future realized gas prices and recovery of excess costs, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties which are detailed in Part I, Item 1A of the trust’s Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference as though fully set forth herein.  Although XTO Energy and the trustee believe that the expectations reflected in such forward-looking statements are reasonable, neither XTO Energy nor the trustee can give any assurance that such expectations will prove to be correct.